Exhibit 4.354

/Cost of Arms of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,

INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 152519 dated May 21, 2017

For Rendering

Mobile Radio Telephone Communication Services

This license is granted to

Public Joint Stock Company

“Mobile TeleSystems”

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027700149124

Taxpayer Identification Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until May 21, 2022

This license is granted by decision of the licensing body - Order dated February 21, 2017 No. 68-рчс

Appendix being an integral part of this license is executed on 3 sheets (sheet)

Deputy Head	/Signature/ O. A. Ivanov

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS MEDIA

PSRN 1087746736296

CN 089554

Appendix to the license No. 152519**

License Requirements

1. Public Joint Stock Company “Mobile TeleSystems” (licensee) shall observe the term of this license.

Abbreviated name:

“MTS” PJSC

OGRN [Primary State Registration Number] 1027700149124	INN 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.         The licensee shall commence provision of telecommunications services under this license on or before May 21, 2017.

3.         The licensee shall provide mobile telephone communications services (network of mobile telephone communications, standard IMT-2000/UMTS) in accordance with this license in the territory of the Russian Federation within entities specified in clause 7.1. of this license.

4.         Under this license the licensee shall provide a subscriber* with:

a)        access to the licensee’s telecommunications network;

b)        connections through the licensee’s mobile radio telephone communication network for reception (transmission) of voice and non-voice information, while ensuring the continuity of telecommunications services, regardless of the subscriber’s location, including in movement;

c)         connections with subscribers and/or users of the public landline telephone communication networks;

e)         access to telematic communications services and data communication services, except for data communication services for voice transmission;

f)          access to the information inquiry support system;

g)         the possibility of free calls around the clock to emergency response services and transmission of short text messages by dialing a single number for calling emergency response services, as well as possibility of free calls around the clock to emergency response services by dialing the numbers for calling the appropriate emergency response services established in accordance with the Russian system and numbering plan;

h)        transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.         The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.         When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s mobile radio telephone communication network to the public telecommunications network, connection to the licensee’s mobile radio telephone communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s mobile radio telephone communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.         This license is issued to extend the license No. 50789, issued following the results of the open tender No.2-РЧ/2007 to obtain a license for provision of mobile telephone communications services.

7.1.         List of constituent entities of the Russian Federation, within which the licensee shall provide mobile telephone communications services of IMT-2000/UMTS standard:

the Republic of Adygeya (Adygeya), the Republic of Altai, the Republic of Bashkortostan, the Republic of Buryatia, the Republic of Daghestan, the Republic of Ingushetia, the Kabardino-Balkarian Republic, Republic of Kalmykia, Karachay-Cherkess Republic, the Republic of Karelia, the Komi Republic, the Republic of Marij El, the Republic of Mordovia, the Republic of Sakha (Yakutia), the Republic of North Ossetia-Alania, the Republic of Tatarstan (Tatarstan), the Republic of Tuva, the Udmurt Republic, the Republic of Khakassia, the Chechen Republic, the Chuvash Republic - Chuvashia;

Altai Territory, Zabaikalye Territory, Kamchatka Territory, Krasnodar Territory, Krasnoyarsk Territory, Perm Territory, Primorsky Territory, Stavropol Territory, Khabarovsk Territory;

Amur Region, Arkhangelsk Region, Astrakhan Region, Belgorod Region, Bryansk Region, Vladimir Region, Volgograd Region, Vologda Region, Voronezh Region, Ivanovo Region, Irkutsk Region, Kaliningrad Region, Kaluga Region, Kemerovo Region, Kirov Region, Kostroma Region, Kurgan Region, Kursk Region, Leningrad Region, Lipetsk Region, Magadan Region, Moscow Region, Murmansk Region, Nizhny Novgorod Region, Novgorod Region, Novosibirsk Region, Omsk Region, Orenburg Region, Orel Region, Penza Region, Pskov Region, Rostov Region, Ryazan Region, Samara Region, Saratov Region, Sakhalin Region, Sverdlovsk Region, Smolensk Region, Tambov Region, Tver Region, Tomsk Region, Tula Region, Tyumen Region, Ulyanovsk Region, Chelyabinsk Region, Yaroslavl Region;

Moscow, Saint Petersburg;

Jewish Autonomous Region;

Nenets Autonomous District, Khanty-Mansijsk Autonomous District - Yugra, Chukotskiy Autonomous District, Yamalo-Nenets Autonomous District.

7.2.         The licensee shall provide for dynamics of IMT-2000/UMTS standard network deployment and its subsequent modifications in the territory specified in clause 7.1. of this license, in accordance with the terms of use of radio frequency bandwidths established by the resolution of the State Radio Frequency Commission dated December 11, 2013 No. 13-22-01.

8.         When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.         The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.  The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.  The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to mobile radio telephone communication services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 50789 dated May 21, 2007.

Total numbered, bound and sealed

4(Four) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

/Signature/ I. Yu. Zavidnaya

MARCH 13, 2017

Official seal:

MINISTRY OF TELECOM AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS MEDIA

PSRN 1087746736296

177648